Exhibit 99.1

Galil Medical Extends Tender Offer Period to Acquire Perseon Corporation

Arden Hills, MN, and Salt Lake City, UT– December 2, 2015 – Galil Medical Ltd. ('Galil"), a global leader in delivering innovative cryotherapy ablation solutions, today announced Galil's indirect wholly owned subsidiary Galil Merger Sub, Inc. has extended its previously announced tender offer to purchase (i) all of the outstanding publicly traded shares of Perseon Corporation (NASDAQ: PRSN; PRSNW) common stock for $1.00 per share in cash, and (ii) all of the outstanding publicly traded warrants to purchase Perseon common stock for $0.02 per warrant (the "Offer").  The Offer will now expire immediately after 11:59 p.m., Eastern Time, on December 21, 2015, unless it is further extended.  All other terms and conditions of the Offer remain unchanged.

On November 5, 2015, Galil Merger Sub, Inc. commenced the Offer pursuant to the Agreement and Plan of Merger dated as of October 26, 2015 by and among Perseon Corporation, Galil Medical Inc. and Galil Merger Sub, Inc. The Offer is being extended to allow additional time for the satisfaction of the Financing Condition, as defined in the Offer to Purchase, dated November 5, 2015.  The completion of the Offer remains subject to certain other customary terms and conditions set forth in the Offer to Purchase and other related materials by which the Offer is being made.

Wells Fargo Bank, N.A., the Depositary for the Offer, has advised Galil that as of the close of business, Eastern Time, on December 1, 2015, approximately 576,000 shares of common stock of Perseon have been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 5.9% of Perseon's common stock.  In addition, as of the close of business, Eastern Time, on December 1, 2015, no publicly traded warrants of Perseon have been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 0.0% of Perseon's publicly traded warrants.  Shareholders and warrant holders who have already tendered their shares of common stock and warrants of Perseon do not have to re-tender their shares or take any other action as a result of the extension of the Offer.

About Galil Medical
Galil is a global leader in delivering innovative cryotherapy ablation solutions.  Galil's products are utilized by interventional radiologists and surgeons to ablate cancerous and non-cancerous tumors affecting the kidney, bone, lung, liver, and prostate. At the prestigious CIRSE conference recently held in Lisbon, Portugal, the clinical experience with cryotherapy was discussed in over 30 scientific presentations. Galil has facilities located in Arden Hills, Minnesota and Yokneam, Israel. Shareholders include Thomas, McNerney & Partners, The Vertical Group, and Investor Growth Capital.

About Perseon
Perseon Corporation invests its resources in fighting humanity's worst disease: cancer. Perseon's people are dedicated to finding innovative technologies and means to deliver energy solutions to healthcare providers and patients around the world. MicroThermX treats soft tissue tumors with precision-focused energy, expanding the options and broadening the opportunities for cancer treatment.

Additional Information
This communication is not an offer to purchase or a solicitation of an offer to sell the shares of common stock or warrants to purchase common stock of Perseon. Galil has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC") and Perseon has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC.  The solicitation and the offer to purchase Perseon common stock and warrants to purchase Perseon common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as part of the Schedule TO that Galil filed with the SEC.
PERSEON'S STOCKHOLDERS AND WARRANTHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.
Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC's web site at www.sec.gov or by contacting Perseon by mail at 460 West 50 North, Suite 100, Salt Lake City, UT 84101, by telephone at (801) 972-5555 or the investor relations portion of Perseon's website at www.perseonmedical.com.

Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to the timing of and satisfaction of conditions of the merger, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to consummate the merger or execute on our strategic plans, the risk that the Perseon stockholders and warrant holders won't tender, the risk that adequate financing to complete the tender offer and merger will not be obtained, and other risks and uncertainties detailed in Perseon's Quarterly Report on Form 10-Q for the period ended September 30, 2015, its Transition Report on Form 10-K for the period ended December 31, 2014 and Perseon's other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.
Contact

For Galil Medical
Martin J. Emerson
President and CEO
Galil Medical
+1 651 287 5050
Marty.emerson@galilmedical.com

Scott P. Youngstrom
Vice President, Chief Financial Officer
Galil Medical
+1 651 287 5052
Scott.youngstrom@galilmedical.com

For Perseon
Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com

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